S.E.C. Filing

                      ABIGAIL ADAMS NATIONAL BANCORP, INC.
                                  SCHEDULE 14A

                                 April 24, 1998

                              Filed: April 24, 1998

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

 Proxy (Opposition to Consent Solicitation) Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
Preliminary Proxy Statement [X]
Confidential  for Use of the Commission Only (as permitted by Rule 14a-6 (e)
 (2)[  ]
Definitive  Proxy  Statement  [  ]
Definitive  Additional  Materials  [ ]
Soliciting Material pursuant to Rule 14a-11 (c) or Rule 14a-12 [ ]

ABIGAIL ADAMS NATIONAL BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

Abigail Adams National Bancorp, Inc.
Barbara Davis Blum                          Steve Protulis
Shireen L. Dodson                           Dana Stebbins
Susan Hager                                 Susan Williams
Clarence L. James, Jr.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]     No Fee Required.
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                 amount on which the filing fee is calculated  and state how it
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STATEMENT OF THE REGISTRANT AND THE SEVEN DIRECTORS IN RESPONSE TO THE REYNOLDS'
DIRECTORS SCHEDULE 14A

         This statement is being furnished by and on behalf of the undersigned (the "Registrant" and the "Seven Directors") on or about April ___, 1998.

         On March 11, 1998, three directors (Marshall Reynolds, Jeanne D. Hubbard and Robert L. Shell, or the "Reynolds directors") filed a preliminary
Schedule 14A seeking to obtain shareholder consents to remove four directors ( Barbara Davis B Blum, Shireen L. Dodson, Susan Hagar, and Clarence L. James Jr. (referred to by the Reynolds directors as the "Incumbents")) and to replace them with four new directors. In response, on March 20, 1998, the seven directors not included within the Reynolds directors ( the four Incumbents, and Susan Williams, Steve Protulis and Dana B. Stebbins, hereafter called the "Seven Directors") transmitted to shareholders a letter stating their response. The substance of that letter, revised in certain respects, is as follows:


                                                  March 20, 1998

Dear Shareholder:

We are writing to advise you of certain recent events that are likely to bring about imminent changes in both the control and direction of Abigail Adams National Bancorp, Inc. and its subsidiary, Adams National Bank.

Last week, a group led by Marshall T. Reynolds filed notice with the Securities and Exchange Commission that they are proposing a slate of directors to replace four members of the Board of Directors of the bank holding company, including its chairwoman and CEO Barbara Davis Blum. Mr. Reynold's stated goal is to take control of AANB so that he can dismiss a lawsuit that the Company brought against him, other members of his group, and Ferris Baker Watts, Inc. ("Ferris"). That lawsuit alleges that Mr. Reynolds and his co-directors breached their duties to the shareholders and caused the shareholders to lose a valuable financial opportunity when they reversed their initial support for the Company's acquisition of Ballston Bancorp and its subsidiary, the Bank of Northern Virginia. We believe that the correctness of the Company's decision to sue Mr.
            --------------------------------------------------------------------
Reynolds  was born out last week when Main  Street Bank  announced  that it paid
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$19.5 million to purchase  Ballston - that is over 33% more than the $14 million
--------------------------------------------------------------------------------
that AANB had agreed to pay.  Despite  this,  Mr.  Reynolds  and his  colleagues
----------------------------
believe that they are better able than current management to run AANB. If the merger vote is indicative of shareholder sentiment, he will probable be successful in gaining control of the Company.

Though current management has decided not to engage in a costly proxy fight with Mr. Reynolds, we believe that it is worthwhile to review with you the reasons that we sought to acquire Ballston in the first place, and why the directors believed it was their responsibility to sue Mr. Reynolds and his colleagues for the actions they took in thwarting that transaction.

As you will recall, in 1996 the Company engaged in a public offering of its stock. At the time, the directors - including Mr. Reynolds and his supporters on the Board - told prospective purchasers that AANB wanted to raise capital to pursue potential acquisitions "in Washington and the Maryland and Virginia suburbs." After raising more than $6 million, the Company began to search for banks that it might acquire. After conducting a search for months, the directors
- including Mr. Reynolds and his supporters on the Board - decided on July 5, 1997 to enter into an agreement to acquire Ballston. The Board's unanimous decision was supported by a careful financial analysis by a reputable investment banking firm, Baxter, Fentriss.

Despite his obligation as a director to use his best efforts to see that the merger was carried out in accordance with the terms of the Company's contract with Ballston, Mr. Reynolds announced at a Board meeting on October 21, 1997 that he had decided to oppose the transaction. He informed the Board that he had come to the conclusion that the purchase of Ballston would be dilutive to earnings. Significantly, Mr. Reynolds never shared with the Board or the shareholders any financial analysis that supports this assertion. Indeed, when management reviewed with Mr. Reynolds the economic assumptions that demonstrated that he was in error on this point, Mr. Reynolds abandoned his position but continued

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to oppose the transaction on the previously unstated ground that the purchase of
Ballston would be dilutive to the Company's tangible book value because the purchase price included a component for "goodwill." Of course, any purchase that has a cash component (the Ballston acquisition was 50% cash and 50% stock) of an ongoing business entity includes such a component; this was known to Mr. Reynolds and his supporters on the Board at the time they initially voted to go forward with the acquisition. Nothing had changed between that initial approval and Mr. Reynold's turnabout.

Based on its contractual obligation to use its best efforts to consummate the merger, and its perception - based upon numerous statements that Mr. Reynolds made to several directors - that Mr. Reynolds had placed his own interests above the best interests of the shareholders, the Board decided to sue Mr. Reynolds in an effort to keep him from thwarting the merger. As you know, Mr. Reynolds ultimately was successful. He was assisted in his efforts by certain officers of Ferris, Baker, Watts, who, we believe, violated SEC proxy rules by sending a letter to certain shareholders urging them to vote against the Ballston acquisition without (1) filing a Schedule 14A in advance of sending that letter to shareholders; and (2) not disclosing that firm's longstanding, ongoing, and highly remunerative relationship with Marshall Reynolds

Based upon its conclusion that Mr. Reynolds and his colleagues had cost the shareholders a significant financial opportunity - not to mention AANB's expenditure of $1.2 million necessitated by the Board's obligation to try to bring the merger to fruition, a charge taken against 1997 earnings that prevented a dividend to shareholders - the Board decided to continue the lawsuit even after the shareholders defeated the merger. As noted, the wisdom of the Board's position has been demonstrated by the recent purchase of Ballston for $5.5 million more that AANB had agreed to pay.

Faced with his demonstrable error, Mr. Reynolds has now decided to attempt to take control of AANB in order to avoid any potential liability by seeking to dismiss the lawsuit. He claims that under his direction the company will make more money for the shareholders. While we believe that recent events refute that assertion, the Company does not believe it is in the best interests of the shareholders to engage in a costly proxy fight. If you, the shareholders, possessed of all the facts, decide to hand over the Company to Mr. Reynolds, that is a decision by which we must and will, abide.

In closing, we want to thank you for the opportunity to have served. We have always tried to fulfill to the utmost our duties to the shareholders. We have always felt that we could do so while maintaining AANB's unique status an its special commitment to the customers we serve and the community in which we reside. We believe that the direction that Mr. Reynolds wishes to take this Company is not in the long-term interest of its shareholders, its customers, or the community. The decision is in your hands.

         The letter was signed by the Seven Directors.

         On April 2, 1998, the Reynolds  directors  filed a revised  preliminary
Schedule 14A. In response, the Registrant and the Seven Directors state as follows:

         1. The Reynolds Group claims that the inadequate performance by management includes the failure to consummate any of the acquisitions targeted by it.

     Response: The Reynolds Group fails to note that during 1996 and 1997, management contacted 14 D.C. area banks to explore the possibility of merger. Only one acquisition surfaced to the level of an agreement: the Ballston acquisition that management and the Reynolds Group favored. Therefore, management, in fact, made every effort to seek out and consummate acquisitions.

         2. The Reynolds Group faults management for not accurately predicting or effectively controlling its expenses associated with the Ballston merger.

     Response: The Reynolds Group fails to note that a majority of the expenses associated with the Ballston merger would have been recouped had the merger not been defeated by them. In addition, the Reynolds Group's belated opposition caused Adams to incur otherwise unnecessary and unanticipated expenses to comply with

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a merger  agreement that the Reynolds Group directors  supported.  Finally,  the proxy statement fails to point out that as a result of the Reynolds Group's opposition to the acquisition, Adams lost $5.5 million as measured by the excess of the purchase price paid for Ballston Bancorp in March 1998 as compared to the price that Adams had agreed to pay.

         In every single material respect, the three Reynolds Group directors voted in favor of every activity proposed by management. The Reynolds Group fails to point out that if management is to be faulted at all for inadequate performance, all of the directors voted for the same activities and they should be faulted as well. The minutes of the Company establish that management proposals were at all times approved by the Reynolds Group directors.

         On April 10, 1998, the Reynolds directors caused a second revised preliminary Schedule 14A to be filed with the Commission. In response to that filing, the Registrant and the Seven Directors state as follows:

         1. The Reynolds directors' assertions regarding the expenses of the Ballston acquisition are misleading and incomplete. The initial "estimate" of May 1997 was presented to the board by the company's investment advisors, not as an estimate but as an initial goal. The first estimate was made on August 14, 1997 of $440,000 and that estimate was accurate until the Reynolds' directors changed their position and mounted an opposition to the Ballston acquisition. In order to fulfill its contractual obligations, management was required by the actions of the Reynolds' directors to increase costs. Specifically, additional legal expenses were incurred by the Company to address the stated objections of the Reynolds directors. During this time, Mr. Reynolds instructed the Company's counsel to prepare for a closing by December 31, 1997, thus incurring additional fees. These actions, coupled with additional printer's charges, accounted for approximately $180,000 of unplanned costs. The Company also incurred legal and other professional fees of approximately $453,000 in connection with the litigation against the Reynolds directors in an effort to consummate the Ballston acquisition. It should also be noted that as early as July 16, 1997 -- a day after the Reynolds directors voted in favor of the Ballston acquisition -- a meeting of attorneys and an employee of Mr. Reynolds took place, at which plans to take over the Company, using Advest and Ferris, Baker, Watts, were extensively discussed. Had the board been aware of Mr. Reynolds's opposition to the approved acquisition at that time, the expense associated with consummating the acquisition could have been avoided.

         2. The Reynolds directors assertion that the "incumbents" reacted "counterproductively" to the decision of the Company's shareholders to reject the Ballston acquisition is misleading and incomplete. All of the Seven Directors, not just the four incumbents, i.e., a strong majority of the board, supported the actions taken by management following the defeat of the Ballston acquisition. This support includes authorization by the Seven Directors of the continuation of the Company's legal action against the Reynolds directors, the Reynolds group of shareholders, and Ferris Baker Watts, for the damages in excess of $7 million that, in our opinion, they caused to the Company.

         3. The Reynolds directors assert that they initially relied on management's projections that earnings dilution would be $.03 per share and that they thereafter received an analysis of a different result. In fact, management's projection of a $ .03 per share dilution related only to the first few months after the acquisition. Management projected that thereafter, beginning with the first full year following the acquisition, earnings would be accretive, and this was demonstrated to Mr. Reynolds in November, 1997 when management showed him the cost savings that would more than offset the impact of goodwill amortization. Since then, Mr. Reynolds has never furnished contrary figures, although continuing to assert without support that management's figures were incorrect. The Reynolds directors' contention that dilution per share would be greater than management had projected was never demonstrated to the Seven Directors. Instead, the Seven Directors recognized that the cost savings contained in management's projections were conservative and included only the immediate hard dollar savings that could quickly be achieved. The Reynolds directors' analysis does not consider such cost savings. Management's conservative projections showed an almost immediately accretive result.

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



         The Seven Directors maintain that the Reynolds directors' opposition to the Ballston transaction arose, after they voted in favor of it, only after the board of directors rejected or postponed consideration of Reynolds' other proposed deals involving acquisitions of banks outside of the Company's market. On a number of occasions, Mr. Reynolds stated to one or more of the Seven Directors that he would withdraw his opposition to the Ballston acquisition if the board would approve acquisitions of two other banks in which Mr. Reynolds had personal financial interest. In other words, the Seven Directors maintain that the Reynolds' directors opposition to the Ballston acquisition was based on pretextual grounds not supported by sound analysis.

         The Seven Directors maintain that the Reynolds' directors decision to change their position from support for the Ballston acquisition to opposition, done after a definitive merger agreement was signed, has caused the Company substantial losses. In addition to the write off of $1.2 million of costs incurred in connection with this acquisition, the Reynolds directors' acts caused the defeat of a transaction that would have been lucrative for the Company, as evidenced by the fact that two months following the defeat of that acquisition, Ballston was acquired by another bank for a price $5.5 million higher than the price the Company would have paid.

         The Seven Directors authorized the continuation of the litigation against the Reynolds directors, the Reynolds group of shareholders and Ferris Baker Watts because they believe that their acts in causing the defeat of the Ballston deal were wrongful and in violation of law. In particular, the Registrant and the Seven Directors believe that Mr. Reynolds, Ms. Hubbard, and Mr. Shell breached their fiduciary duties to Adams's shareholders by deciding to oppose the Ballston acquisition, which was demonstrated to be financially beneficial to Adams's shareholders, in order to further personal interests in the acquisition of other banks in which Mr. Reynolds had a financial interest. The Registrant and the Seven Directors further believe that the Reynolds Group violated SEC proxy rules by causing Ferris, Baker, Watts to send a letter to shareholders urging them to vote against the Ballston acquisition without first filing a Schedule 14A and without disclosing its longstanding, ongoing, and highly remunerative relationship with Reynolds.

     For these reasons, the Registrant and the Seven Directors believe that there is no basis for the effort of the Reynolds' directors to remove four directors.

THE REGISTRANT AND THE SEVEN DIRECTORS RECOMMEND THAT SHAREHOLDERS WITHHOLD THEIR CONSENTS SOUGHT BY THE REYNOLDS DIRECTORS.

Persons Making the Solicitation
                  Abigail Adams National Bancorp, Inc.
                  Barbara Davis Blum                          Steve Protulis
                  Shireen L. Dodson                           Dana Stebbins
                  Susan Hager                                 Susan Williams
                  Clarence L. James, Jr.

         No solicitation is being made pursuant to this filing.


Interest of Certain Persons in Matters to be Acted Upon

         Four of the Seven Directors would, upon completion of the Reynolds' directors solicitation of consents, be removed by the board and therefore have an interest in that solicitation. They are Barbara Davis Blum, Shireen L. Dodson, Susan Hager, and Clarence L. James, Jr.


Directors of the Company

         The current directors of the Company are as follows:

Name                   Age   Position with the Company           Director Since
----                   ---   -------------------------           --------------
Barbara Davis Blum      57   Chairwoman of the Board, President      1986
                             and Chief Executive Officer


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Shireen L. Dodson       46   Director                                1993

Susan Hager             53   Director                                1992

Jeanne D. Hubbard       49   Director                                1995

Clarence L. James, Jr.  63   Director                                1993

Steve Protulis          56   Director                                1996

Marshall T. Reynolds    60   Director                                1995

Robert L. Shell, Jr.    53   Director                                1995

Dana B. Stebbins        51   Director                                1993

Susan J. Williams       57   Director                                1995

         Barbara Davis Blum has served as Chairwoman of the Board of the Company and the Bank since March 1986, President and Chief Executive Officer of the
Company since 1985 and President and Chief Executive Officer of the Bank since 1983. She is also a director of the Washington Area Water and Sewer Authority. She serves as Chairwoman of the Economic Development Finance Corporation, a quasi-public economic development corporation for the benefit of District of Columbia businesses; Chairwoman, Center for Policy Alternatives, a national nonprofit organization; and a Director of Kaiser Permanente Health Care of the Mid-Atlantic States. She is a director of the Greater Washington Board of Trade; a Trustee of the Federal City Council; a member of the National Advisory Council of the U.S. Small Business Administration; Senior Advisor, Commercial Real Estate Women; and a Director of the Institute of American Indian Art, a Presidential appointment requiring Senate confirmation. She was a founder of Leadership Washington in 1985 and served as its Chairwoman in 1987. She also served as 1995 and 1996 Greater Washington Area, United States Savings Bonds Chairwoman. From 1981 to 1983, she served as President of Direction International, an environmental consulting firm, and from 1977 to 1981 she served as the Deputy Administrator of the U.S.
Environmental Protection Agency.

         Shireen L. Dodson has served as the Assistant Director of Administration and Planning for the Center for African American History and Culture (formerly called the National African American Museum Project) of the Smithsonian Institution since 1993. From 1985 to 1992, she served as Comptroller of the Smithsonian Institution. She also served as a Commissioner of the District of Columbia Minority Business Opportunity Commission from 1989 to 1992. She has been President of the Coalition of 100 Black Women of D.C., Inc. and currently serves on the Advisory Committee of that organization. She is also a member of the Women's Advisory Board, Girl Scout Council of the National Capital. She is Treasurer of the Washington D.C. Chamber of Commerce and has been a Director of the Company since 1993 and a Director of the Bank since February 1992.

         Susan Hager has been the President of Hager Sharp, Inc., an issues oriented communications firm, since 1973. She is also a Director of the Greater Washington Board of Trade, Chairwoman of the Board of the Lab School of Washington, a member of the National Advisory Council of the U.S. Small Business Administration and a Trustee of the Federal City Council. She served as President of National Small Business United, a national small business trade association, and Chairwoman of the U.S. Department of the Treasury's Small Business Advisory Council. She was a founder of the National Association of Women Business Owners (NAWBO). She has been a Director of the Company and the Bank since June 1992.

         Jeanne D. Hubbard has been Executive Vice President and Senior Lending Officer of First Sentry Bank, Huntington, West Virginia since 1996. She served as a consultant to First Guaranty Bank, Hammond, Louisiana since

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1993 and previously served as an executive officer of First Guaranty Bank during
1996. From 1980 to 1993, Ms. Hubbard held a variety of officer positions, including Vice President and Senior Commercial Lender and Chairwoman of the Loan Committee and Asset/Liability Committee, with First Bank of Ceredo, Ceredo, West Virginia. She served as President of the C-K Rotary Club and Chairwoman of the Citizens Advisory Committee of the United Way in Huntington, West Virginia. She has been a Director of the Company and the Bank since October 1995.

         Clarence L. James, Jr. is recently retired from the Executive Leadership Council, an association of the top national African American business leaders, where he served as Executive Director from 1996 to 1998 and an ex-officio member of the Board since 1994. From 1995 to 1996, he was a partner with the law firm of Manatt, Phelps & Phillips, LLP. From 1983 to 1995, he served as President and Chief Operating Officer of The Keefe Company, a government relations and public affairs firm. From 1981 to 1983, he was Vice President of Domestic Affairs and General Counsel of The Keefe Company. Since 1990, he has also served as Chairman of the Board of Douglas James Securities, Incorporated, a registered broker-dealer and a member of the National Association of Securities Dealers, Inc. From 1977 to 1981, he served as Commissioner and Chairman of the Copyright Royalty Tribunal, a Presidential appointment. From 1971 to 1977, he was Managing Partner of James, Moore, Douglas & Co., LPA, a corporate, tax and land development law practice. He has been a Director of the Company and the Bank since February 1993.

         Steve Protulis is the Executive Director of the National Council of Senior Citizens ("NCSC"), a position he has held since August 1995. From 1988 to 1995, he coordinated senior efforts for the AFL-CIO COPE Department, and was the national coordinator for various related support groups. Mr. Protulis has two decades of experience working with the United Auto Workers and various legislative efforts. He has been an executive board member of NCSC since 1984, a member of the board of the Congressional Hispanic Caucus Institute since 1991, and an executive board member of the National Council on Aging since 1994. He has been a director of the Company since October 1996 and a Director of the Bank since September 1995.

         Marshall T. Reynolds is the Chairman of the Board, President and Chief Executive Officer of Champion Industries, Inc., a holding company for commercial printing and office products companies, a position he has held since 1992. He became Chairman of the Board of Premier Financial Bancorp, Georgetown, Kentucky in the first quarter of 1996 and Chairman of the Board of First Guaranty Bank, Hammond, Louisiana during the second quarter. He became Chairman of the Board of Broughton Dairy during the fourth quarter of 1996. From 1964 to 1993, Mr. Reynolds was President and Manager of The Harrah and Reynolds Corporation (predecessor to Champion Industries, Inc.). From 1983 to 1993, he was Chairman of the Board of Banc One, West Virginia Corporation (formerly Key Centurion Bancshares, Inc.). He has served as Chairman of United Way of the River Cities, Inc. and Boys and Girls Clubs of Huntington. He has been a Director of the Company and the Bank since November 1995.

         Robert L. Shell, Jr., is the Chairman and Chief Executive Officer of Guyan International, a privately held holding company for manufacturing and service companies, a position he has held since 1985. Mr. Shell is also the Chairman of Standard Leasing Co. and Permco Hydraulik AG. He was formerly the Chairman of Carolina Hose and Hydraulics. He has been a director of First Guaranty Bank, Hammond, Louisiana since 1993 and a director of First State Bank of Sarasota since February 1994. He was formerly the Chairman of the Marshall Artists Series, a member of the Huntington Boys and Girls Club, the Cabell Huntington Hospital Foundation and the West Virginia Foundation for Independent Colleges. He has been a Director of the Company and the Bank since October 1995.

         Dana B. Stebbins is a partner in Wilkes, Artis, Hedrick & Lane, a law firm located in Washington, D.C., where she has practiced since 1989. From 1983 to 1989, she was Special Counsel for Klimek, Kolodney & Casale, P.C. From 1981 to 1983, she was Special Counsel for the U.S. House of Representatives Committee on Small Business. From 1980 to 1982, she was Special Assistant to the Associate Administrator of the U.S. Small Business Administration. From 1978 to 1980, she was the Special Assistant and White House Liaison to the Chairman of the Commodity Futures Trading Commission. From 1977 to 1978, she was Advisor to the White House Office of Domestic and Urban Policy. She is the immediate Past President of the Washington, D.C. Chamber of Commerce, a Trustee of the Federal City

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Council and is on the Board of the Greater  Washington  Boys and Girls Clubs, as
well as the Lab School of Washington. She has been a Director of the Company and the Bank since March 1993.

         Susan J. Williams is the President of Bracy Williams & Company, a government and public affairs consulting firm, a position she has held since 1982. In 1986, she was a representative on the Southern Growth Policies Board for the State of Virginia. From 1979 to 1981, Ms. Williams served as Assistant Secretary for Governmental Affairs of the U.S. Department of Transportation and from 1977 to 1979 she was Deputy Assistant Secretary for Governmental and Public Affairs for that agency. She is the Chairwoman of the Greater Washington Board of Trade, having previously served as Secretary. She is also a Director of the Henry L. Stimson Center and the American Institute for Public Service. She has been a Director of the Company since October 1995 and a Director of the Bank since September 1994.


Section 16(a) Beneficial Ownership Reporting Compliance

         The Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, are required to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of any securities of the Company. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required.


Board Meetings and Committees

         During 1997, the Board of Directors of the Company met 10 times. Each incumbent member of the Board of the Company attended more than 75% of the combined Board of Directors and Board Committee meetings, except for Clarence L. James, Jr. who attended 54% of the combined meetings, Steve Protulis who attended 71% of the combined meetings and Marshall T. Reynolds, who attended 70% of the combined meetings. The Personnel Committee which consisted of Susan Hager, Shireen Dodson, Steve Protulis and Barbara Davis Blum met eleven times during 1997, eight of these meetings jointly with the Strategic Planning and Legal Committees and one meeting jointly with the Strategic Planning Committee. All members in attendance, except for Steve Protulis, who missed four meetings and Shireen Dodson and Susan Hager, who each missed two meetings. The Personnel Committee recommends nominations to the Board of Directors of the Company and the Bank, recommends nominations to the Board Committees and reviews personnel and compensation issues. The Personnel Committee does not consider nominations to the Board of Directors of the Company and Bank recommended by stockholders. The Audit/Compliance Committee which consisted of Barbara Davis Blum, Shireen Dodson and Clarence L. James, Jr. met five times during 1997 with all members in attendance, except for Clarence L. James, Jr. who missed three meetings. The Audit/Compliance Committee monitors the safety and soundness of the Bank's assets and the protection of depositors by overseeing the Bank's internal accounting controls, reviewing internal and independent audit reports and regulatory examinations and ensuring adequate management follow-up. The Executive Loan Committee which consisted of Barbara Davis Blum, Shireen Dodson, Susan Hager and Clarence L. James, Jr. met six times during 1997 with all members in attendance, except for Clarence L. James, Jr. who missed five meetings, Shireen Dodson who missed four meetings and Susan Hager who missed one meeting. The Executive Loan Committee oversees safety and soundness of the Company's loan portfolio and reviews and approves loans made by the Company. The Legal Committee which consisted of Shireen Dodson, Clarence L. James, Jr., Dana Stebbins and Barbara Davis Blum met ten times during 1997, eight of these meetings jointly with the Personnel and Strategic Planning Committees. All members in attendance except for Barbara Davis Blum who missed one meeting, Shireen Dodson and Dana Stebbins who each missed two meetings and Clarence L. James, Jr. who missed four meetings. The Legal Committee meets to address litigation issues which arise. The Strategic Planning Committee which consisted of Shireen Dodson, Susan Hager, Steve Protulis, Susan Williams and Barbara Davis Blum met nine times during 1997, eight of these meetings jointly with the Personnel and Legal Committees and one meeting jointly with the Personnel Committee. All members in attendance except for Shireen Dodson and Susan Hager who each missed two meetings, Steve Protulis who missed three meetings and Susan Williams who missed four meetings. The Strategic Planning Committee develops the strategic plan for presentation to the Company's full Board of Directors and addresses other strategic issues as they arise. The Ballston Transaction Special Committee which consisted of Shireen Dodson, Susan Hager, Clarence L. James, Jr., Steve Protulis, Dana Stebbins, Susan Williams and Barbara Davis Blum met seven times during 1997 with all members in attendance, except for Dana Stebbins and Barbara Davis Blum who each missed one meeting and Steve Protulis who missed three meetings. The Ballston Transaction Special Committee was formed to take necessary actions relating to the consummation of the Board approved acquisition of Ballston Bancorp, Inc. and subsequently to take all actions with respect to the litigation against the three remaining members of the Board of Directors and certain other shareholders (the "Reynolds Group").


Directors' Compensation

         During 1997, each director of the Company received $250 for each meeting of the Board of Directors, $200 for each Executive Committee meeting and $100 for all other committee meetings attended by such director. Each director participated in the nonqualified Directors Stock Option Plan and the 1996 Directors Stock Option Plan based upon their total months of 1995 and 1996 Board service, respectively. No options were granted to directors during 1997.


Executive Officers

         The Company's executive officers are as follows:
                                                                   Executive
                                                                    Officer
Name                   Age    Position with the Company              Since
----                   ---    -------------------------              -----
Barbara Davis Blum      57    Chairwoman of the Board, President      1986
                              and Chief Executive Officer

Kimberly J. Levine      41    Senior Vice President, Treasurer        1988
                              and Chief Financial Officer

Kathleen Walsh Carr     51    Senior Vice President, Lending*         1997

----------
* This position is held with the Bank.

         Barbara Davis Blum has served as Chairwoman of the Board of the Company and the Bank since March 1986, President and Chief Executive Officer of the
Company since 1985 and President and Chief Executive Officer of the Bank since 1983. She is also a director of the Washington Area Water and Sewer Authority. She serves as Chairwoman of the Economic Development Finance Corporation, a quasi-public economic development corporation for the benefit of District of Columbia businesses; Chairwoman, Center for Policy Alternatives, a national nonprofit organization; and a Director of Kaiser Permanente Health Care of the Mid-Atlantic States. She is a director of the Greater Washington Board of Trade; a Trustee of the Federal City Council; a member of the National Advisory Council of the U.S. Small Business Administration; Senior Advisor, Commercial Real Estate Women; and a Director of the Institute of American Indian Art, a Presidential appointment requiring Senate confirmation. She was a founder of Leadership Washington in 1985 and served as its Chairwoman in 1987. She also served as 1995 and 1996 Greater Washington Area, United States Savings Bonds Chairwoman. From 1981 to 1983, she served as President of Direction International, an environmental consulting firm, and from 1977 to 1981 she served as the Deputy Administrator of the U.S.
Environmental Protection Agency.

         Kimberly J. Levine, CPA, has been Senior Vice President and Treasurer of the Company and the Bank since 1988. From 1984 to 1987, she was Vice President and Controller of First American Bank, N.A. From 1979 to 1984, she was Assistant Vice President of Suburban Bank in various accounting and reporting positions. From 1977 to 1979, she was a Senior Accountant with Arthur Andersen & Co. She formerly served as a member of the Corporate Reporting Task Force, a combination public and private sector task force designed to address District of Columbia government tax issues and has been an instructor for the American Institute of Banking. She also serves as a trustee and a member of the Finance Committee of the Levine School of Music, a nonprofit community music school. Ms. Levine holds a Bachelor of Economics from the Wharton School of Business of the University of Pennsylvania.

         Kathleen Walsh Carr has been Senior Vice President and Chief Lender of the Bank since February 1997. From 1986 to 1997, she was Senior Vice President of Commercial Lending and subsequently Private Banking and from 1980 to 1986, she was Vice President of Commercial Lending with NationsBank. From 1972 to 1979, she held various management positions with National Bank of Washington. She serves as a director of Jubilee Jobs and the Poor Roberts Foundation. Ms. Carr holds a Bachelor of Arts degree from Marquette University.

                         BENEFICIAL OWNERSHIP OF SHARES

         The table on the following page sets forth information as of April 1, 1998, relating to the beneficial ownership of the Common Stock by (i) each person or group known by the Company to own beneficially more than 5% of the outstanding Common Stock; (ii) each of the Company's directors; and (iii) all directors and executive officers of the Company as a group. Unless otherwise noted below, the persons named in the table have sole voting and sole investment powers with respect to each of the shares reported as beneficially owned by such person.

                                      Beneficial                   Percent of
                                      Ownership                      Class
Name and Address                      of Shares                      Owned
----------------                      --------                      -------
Shirley A. Reynolds....................345,525  (1)(2)                20.9%
1130 13th Avenue
Huntington, West Virginia 25701

Barbara W. Beymer.......................39,000  (1)                    2.4%
214 North Boulevard West
Huntington, West Virginia 25701

Deborah P. Wright.......................81,000  (1)(3)                 4.9%
1517 Diederich Boulevard
Flatwoods, Kentucky 41139

Barbara Davis Blum......................37,166  (4)                    2.2%

Kimberly J. Levine.......................2,695  (5)                     *

Shireen L. Dodson..........................931  (6) (7)                 *

Susan Hager . . . . .....................2,197  (6) (7)                 *

Jeanne D. Hubbard........................4,856  (1) (7) (8)             *

Clarence L. James, Jr......................931  (6) (8)                 *

Steve Protulis . . ......................2,902  (7) (9)                 *

Marshall T. Reynolds...................225,820  (1) (2) (7) (10)      13.7%

Robert L. Shell, Jr.................66,356  (1) (7) (8) (11) (12)     4.0%

Dana B. Stebbins.......................931  (6) (7)                    *

Susan J. Williams....................2,197  (6) (7)                    *

All directors and executive
officers as a group(12 persons)....588,012  (13)                     34.8%

----------
* Less than 1%

(1) Based upon Amendment No. 1 to Schedule 13D dated July 21, 1995, Marshall T. Reynolds, Shirley A. Reynolds, Robert L. Shell, Jr., Robert H. Beymer, Barbara W. Beymer, Thomas W. Wright, Deborah P. Wright and Jeanne D. Hubbard acquired 609,114 outstanding shares of the Company. Amendment No. 2 to Schedule 13D dated March 5, 1996 evidences the disposition of a total of 45,000 shares by Marshall T. Reynolds and Robert L. Shell, Jr. An additional 13,881 shares were acquired by Mr. and Mrs. Reynolds, jointly, in a tender offer which was completed on September 15, 1995. Amendment No. 3 to Schedule 13D dated December 30, 1997 evidences the disposition of a total of 42,000 shares by Ms. Beymer.

(2) Marshall T. Reynolds and Shirley A. Reynolds share voting and dispositive power with respect to 195,495 shares owned jointly. An additional 30,000 shares are held by a dependent child.

(3) Thomas W. Wright and Deborah P. Wright share voting and dispositive power with respect to 21,000 shares owned jointly.

(4) Includes options to purchase 2,268 shares granted to Ms. Blum under the Employee Incentive Stock Option Plan, options to purchase 905 shares granted under the 1996 Employee Incentive Stock Option Plan, options to purchase 30,000 shares granted to Ms. Blum under the Nonqualified Stock Option Agreement between the Company and the President and Chief Executive Officer, options to purchase 367 shares granted to Ms. Blum under the Directors Stock Option Plan, options to purchase 264 shares granted under the 1996 Directors Stock Option Plan and 506 shares granted to Ms. Blum under the Bank's Employee Stock Ownership Plan with 401(k) Provisions (including stock granted in lieu of dividends paid on previously granted shares and excluding stock granted in lieu of dividends paid on unallocated shares). See EXECUTIVE COMPENSATION, Employment Agreement, Employee Incentive Stock Option Plan, 1996 Employee Incentive Stock Option Plan, Directors Stock Option Plan, 1996 Directors Stock Option Plan and Employee Stock Ownership Plan with 401(k) Provisions.

(5) Includes options to purchase 1,212 shares granted to Ms. Levine under the Employee Incentive Stock Option Plan, options to purchase 512 shares granted under the 1996 Employee Incentive Stock Option Plan and 371 shares granted to Ms. Levine under the Bank's Employee Stock Ownership Plan with 401(k) Provisions (including stock granted in lieu of dividends paid on previously granted shares and excluding stock granted in lieu of dividends paid on unallocated shares). See EXECUTIVE COMPENSATION, Employee Incentive Stock Option Plan and Employee Stock Ownership Plan with 401(k) Provisions.

(6) Includes options to purchase 367 shares granted to Ms. Dodson, Ms. Hager, Mr. James, Ms. Stebbins, and Ms. Williams under the Directors Stock Option Plan. See EXECUTIVE COMPENSATION, Directors Stock Option Plan.

(7) Includes options to purchase 264 shares granted to each director under the 1996 Directors Stock Option Plan.

(8)  Includes options to purchase 92 shares granted to Ms. Hubbard and Mr. Shell
     under  the  Directors  Stock  Option  Plan.  See  EXECUTIVE   COMPENSATION,
     Directors Stock Option Plan.

(9) Includes options to purchase 122 shares granted to Mr. Protulis under the Directors Stock Option Plan. See EXECUTIVE COMPENSATION, Directors Stock Option Plan.

(10) Includes options to purchase 61 shares granted to Mr. Reynolds under the Directors Stock Option Plan. See EXECUTIVE COMPENSATION, Directors Stock Option Plan.

(11) Mr. Shell's shares include 6,000 shares transferred by gift to his wife.

(12) Robert L. Shell, Jr. shares voting and dispositive power with respect to 20,000 shares owned jointly with his wife, Lena Ji Shell.

(13) Includes options to purchase 41,106 shares granted to all directors and executive officers as a group and 877 shares granted under the Bank's ESOP to all executive officers as a group.



                             EXECUTIVE COMPENSATION

         The executive officers of the Company receive cash compensation from the Bank in connection with their positions as executive officers of the Bank. The Company generally does not separately compensate its executive officers.

         The following table shows the cash compensation paid by the Bank and the Company during the fiscal years ended December 31, 1997, 1996 and 1995 to the Chief Executive Officer and the Chief Financial Officer, who are the only executive officers of the Company and the Bank whose cash compensation exceeded $100,000, for services rendered during the year:


                           Summary Compensation Table

                                                                                Long Term
                                                                              Compensation
                                                 Annual Compensation             Awards             All
                                                                Bonus/        Securities           Other
                                       Year       Salary        Other      Underlying Options  Compensation (1)
                                       ----       ------        -----      ------------------  ----------------
Barbara Davis Blum,                    1997       $194,413 $        0            --               $   5,994
 Chairwoman of the Board, President    1996        194,413          0         81,694 (2)             11,635
 and Chief Executive Officer of the    1995        185,155          0             --                  5,555
 Company and  the Bank

Kimberly J. Levine,                    1997      $ 118,333 $        0            --               $   4,223
 Senior Vice President and             1996        108,167      5,000          2,749 (3)              7,993
 Chief Financial Officer               1995         98,500          0            --                   2,960

----------
(1) Represents the Bank's matching contribution of cash under the 401(k) Plan (now Employee Stock Ownership Plan with 401(k) Provisions) for the accounts of Barbara Davis Blum and Kimberly J. Levine. Other than stock granted in lieu of dividends paid on both previously granted shares and unallocated shares, no discretionary contributions of Company stock were made under the 401(k) Plan during 1997. Ms. Blum received certain perquisites but the cost of providing such perquisites did not exceed the lesser of $50,000 or 10% of her salary.

(2) Represents options to purchase shares granted under the Directors Stock Option Plans, the Employee Incentive Stock Option Plans and the Nonqualified Stock Option Agreement between Ms. Blum and the Company. See Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values table below.

(3) Represents options to purchase shares granted under the Employee Incentive Stock Option Plans. See Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values table below.


   Aggregated Option Exercises in Last Fiscal year and Year-End Option Values

                                                              Number of Securities       Value(1) of Unexercised
                                 Shares                      Underlying Unexercised        In-the-Money Options
                              Acquired         Value           Options at Year End             At Year-End
Name                         on Exercise       Realized    Exercisable/Unexercisable    Exercisable/Unexercisable
----                         -----------       --------    -------------------------    -------------------------
Barbara Davis Blum               --              --              33,804                   $238,469
                                                                              47,890                 $339,173

Kimberly J. Levine               --              --               1,724                    $ 9,026
                                                                               1,025                   $3,341

----------
(1)     Based on December 31, 1997 price of $14.00 per share.


Employment Agreement

         On February 20, 1996, the Company and the Bank entered into an employment agreement with Barbara Davis Blum providing for the employment by the Company and the Bank of Ms. Blum as Chairwoman, President and Chief Executive Officer of the Company and the Bank through February 20, 1998. The agreement shall automatically be extended for an additional two-year period unless, six months prior to the expiration date, the Boards of Directors of the Company and the Bank determine in a duly adopted resolution that the agreement should not be extended and so notify Ms. Blum. No such notice was given. Under the terms of the employment agreement, which was amended on March 29, 1996 and March 5, 1998, Ms. Blum is entitled to receive a base salary for 1997 of $194,413, all benefits provided by any plan available by the Bank to its employees, certain executive fringe benefits and annual or other bonuses at the sole discretion of the Company's and the Bank's Boards. As of the date of this proxy, no annual increases or bonuses have been granted to Ms. Blum.

         Ms. Blum also was granted a nonqualified stock option (the "Option") to purchase 75,000 shares of the Company's Common Stock. The Option vests beginning in 1996 at an annual rate of 20% at the end of each year and is exercisable for a period of 10 years from the date of grant at an exercise price equal to $6.74 per share, which is 85% of the fair market value of the Company's Common Stock on the date of grant. The Option shall become fully vested in the event of a "Change in Control" (as defined in the employment agreement) or in the event Ms. Blum's employment should terminate for any reason, and remain exercisable for a period of two years. Ms. Blum was granted certain registration rights in connection with the shares subject to the Option, including "piggyback" rights for registration at the Company's expense, and one "demand" right for registration at the Company's expense, each subject to certain limitations. On February 27, 1998, these options were registered.

         The employment agreement provides that, in the event Ms. Blum shall resign with 60 days notification, she shall be entitled to receive a cash payment equal to the current year's salary then in effect. In addition, the agreement provides that in the event of Ms. Blum's death, disability, termination without just cause or termination without her written consent and for a reason other than just cause, or if she is asked to resign, as a condition to, in preparation for or otherwise in connection with or within 12 months after any Change in Control, or upon the occurrence of certain other events in connection with a Change in Control, she shall be entitled to receive a cash payment equal to two times her base salary (in semi-monthly payments in the event of disability) and the acceleration of the unvested portion of any stock options. In addition, she shall be included to the full extent eligible in all plans providing benefits, including group life insurance, disability insurance and pension programs for executive employees of the Company during the term of the employment agreement and for two years following her disability or termination without just cause or one year following her voluntary termination. The change in control benefits are estimated to have an aggregate value of approximately $728,000 at April 3, 1998.


Non-Qualified Stock Option Plan

         No options have been granted to date under the Company's Non-Qualified Stock Option Plan (the "Plan"). A total of 90,000 shares of the Company's Common Stock are authorized for issuance under the Plan, in which officers of the Company and the Bank who have been employed for at least one year are eligible to participate. The option exercise price of any options granted under the Plan will equal 100% of the book value of the shares as of the date of grant. Any options granted under the Plan will become exercisable on a cumulative basis at a rate of 25% per year during the period of four years after the grant; provided, however, that the first 25% will not become exercisable until the expiration of six months after the date of grant.


Employee Incentive Stock Option Plan

         On January 23, 1996, the Board of Directors of the Company approved a qualified Employee Incentive Stock Option Plan (the "Employee Plan"). A total of 9,987 shares of the Company's Common Stock are authorized for issuance under the Employee Plan, in which key employees of the Company and the Bank are eligible to participate. On January 23, 1996, all such options were granted at an exercise price of 100% of fair market value at the date of grant, or $7.93. Options granted under the Employee Plan are immediately exercisable and expire not later than ten years following the date of grant.


1996 Employee Incentive Stock Option Plan

         On November 19, 1996, the Board of Directors of the Company approved a qualified 1996 Employee Incentive Stock Option Plan covering key employees (the "1996 Employee Plan"). A total of 14,193 shares of the Company's Common Stock are authorized for issuance under the 1996 Employee Plan, in which key employees of the Company and the Bank are eligible to participate. On November 19, 1996, 12,688 options were granted at an exercise price of 100% of fair market value, or $10.74. On January 21, 1997, 1,000 options were granted at an exercise price of 100% of fair market value, or $11.71. On February 18, 1997, 505 options were granted at an exercise price of 100% of fair market value, or $11.83. Options granted under the 1996 Employee Plan vest beginning in 1997 at an annual rate ranging from 33.33% to 100% at the end of each year and become fully vested in the event of a Change in Control, as defined in the 1996 Employee Plan. Options under the 1996 Employee Plan expire not later than ten years after the date of grant.


Directors Stock Option Plan

         On January 23, 1996, the Board of Directors of the Company approved a nonqualified Directors Stock Option Plan (the "Directors Plan"). A total of 6,429 shares of the Company's Common Stock are authorized for issuance under the Directors Plan, in which all directors of the Company and the Bank in 1995 are eligible to participate based upon the total months of 1995 Board service. On January 23, 1996, all such options were granted at an exercise price of 85% of fair market value at the date of grant, or $6.74. Options granted under the Directors Plan vest beginning in 1996 at an annual rate of 20% at the end of each year and expire at the earlier of ten years following the date of grant or two years after leaving the Board. However, in the event of death or disability, options expire one year after leaving the

Board. The options shall become fully vested in the event of a "Change in Control" (as defined in the Directors Plan) or in the event the director leaves the Board.


1996 Directors Stock Option Plan

         On November 19, 1996, the Board of Directors of the Company approved a nonqualified Directors Stock Option Plan (the "1996 Directors Plan"). A total of 7,920 shares of the Company's Common Stock are authorized for issuance under the Employee Plan, in which all directors of the Company and the Bank are eligible to participate based upon the total months of 1996 Board service . On November 19, 1996, all such options were granted at an exercise price of 85% of fair market value, or $9.13. Options granted under the 1996 Directors Plan vest beginning in 1997 at an annual rate of 33.33% at the end of each year and expire at the earlier of ten years following the date of grant or immediately upon leaving the Board. However, in the event of death or disability, options expire two years after leaving the Board. The options shall become fully vested in the event of a "Change in Control" (as defined in the 1996 Directors Plan.


Employee Stock Ownership Plan with 401(k) Provisions

         On April 16, 1996, the Company's and the Bank's Boards of Directors adopted an employee stock ownership plan with 401(k) provisions ("ESOP"). The ESOP was amended effective as of January 1, 1996 to modify certain vesting provisions. The ESOP replaced the Bank's former 401(k) Plan. Employees of the Bank who are at least 21 years of age and who have completed one year of service are eligible to participate. The Company has submitted an application to the Internal Revenue Service for a letter of determination as to the tax-qualified status of the ESOP. Although no assurances can be given, the Company expects the ESOP to receive a favorable letter of determination. The ESOP may be amended or terminated at any time by the Bank. The ESOP is to be funded by contributions made by the Bank in cash or shares of the Company's Common Stock. On July 17, 1996, the ESOP borrowed $218,750 in funds from the Company which was an amount sufficient to purchase 25,000 shares of Common Stock. This loan is secured by the shares of Common Stock purchased and earnings thereon. Shares purchased with such loan proceeds will be held in a suspense account for allocation, as the loan is repaid, among participants who are eligible to share in the Bank's contribution for the year. Dividends paid on allocated shares may be paid to participants or used to repay the ESOP loan. Dividends on unallocated shares are expected to be used to repay the ESOP loan.

         Participants may elect to contribute a percentage of their salary, which amount may not be less than 1% nor more than 15% of the participant's annual salary up to $9,500 for 1997. In addition, the Bank may make a discretionary matching contribution equal to one-half of the percentage of the amount of the salary reduction elected by each participant (up to a maximum of 3%), which percentage will be determined each year by the Bank, and an additional discretionary contribution determined each year by the Bank. Contributions by the Bank and shares released from the suspense account will be allocated among participants on the basis of their annual wages subject to federal income tax withholding, plus amounts withheld under certain qualified plans. Each participant is immediately vested in his or her contributions, the Bank's matching contributions and the Bank's initial discretionary contribution made during 1996. Each participant will begin to vest in his or her interest in the Bank's future discretionary contributions to the ESOP after one year of service and will be fully vested upon three years of service. Benefits are payable upon a participant's retirement, death, disability, or separation from service, in a single lump-sum payment or in installments. Distributions at retirement will be in the form of cash or shares of Common Stock or both. In addition, the participant or beneficiary has certain put rights in the event that the Common Stock distributed cannot be readily sold.

         The Trustee of the ESOP will vote all shares of Common Stock held by it as a part of the ESOP assets, provided that a participant or beneficiary will be entitled to direct the Trustee as to the manner in which voting rights are to be exercised, with respect to shares of Common Stock allocated to the participant, in connection with certain corporate transactions as described in the ESOP.

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



         The Company made matching cash contributions to the ESOP of $41,000 in 1997. No additional discretionary contributions were made during 1997.


Severance Agreements

         On April 7, 1994, the Board of Directors of the Bank approved severance arrangements for six key management officers. These arrangements were incorporated into Severance Agreements, dated as of April 7, 1994.
 On January 21, 1997, the Board of Directors of the Bank approved an additional severance arrangement for a key management officer (the "Severance Agreements") effective February 10, 1997. Such arrangements were amended and restated as of March 5, 1998.

         The Severance Agreements provide that, in the event of a "Change in Control" (as defined in the Severance Agreements), the officers will be entitled to resign from the Bank within the one year period following a Change in Control and if the Change of Control has not been approved by a majority of the "Continuing Directors" then in office (as defined in the Severance Agreements) the Executive shall receive a lump sum payment equal to one year's full base salary at the rate applicable to the officer in effect immediately prior to the Change in Control. In addition, an officer will be entitled to receive such severance payment in the event the officer is asked to resign or the officer's employment with the Bank is "Terminated" (as defined in the Severance Agreements) as a condition to, in preparation for or otherwise in connection with a Change of Control, or within the one year period following a Change in Control. These benefits are estimated to have an aggregate value of approximately $590,000 as of April 3, 1998 based on current salary levels. Any severance payment payable under the Severance Agreements will be reduced to the extent that any such payment constitutes an "Excess Parachute Payment" as such term is defined in the Internal Revenue Code of 1986, as amended. The Severance Agreements are binding on the Bank and its successors.


Rabbi Trusts

         The Bank has established an irrevocable grantor trust, as of March 5, 1998, in order to fund its severance payment obligations under the Severance
Agreements and under the Employment Agreement with Ms. Blum. The Bank has deposited $1,023,816 in such trust. The Company also has established an irrevocable grantor trust, as of March 5, 1998, in order to fund the portion of the severance payment obligations under the Employment Agreement with Ms. Blum which are allocable to the Company. The Company has deposited $108,450 in such trust. The trusts do not increase benefits available to the officers. Interest earned on trust investments accrues to the Bank and the Company, respectively. To the extent that an officer acquires the right to receive severance benefits, such right will be no greater than the right of any unsecured creditor of the Bank or the Company, respectively. The trusts are effective for one year and are subject to continuation at the option of the Board of Directors of the Bank and the Company, respectively.


Material Legal Proceedings

         Although the Bank, from time to time, is involved in various legal proceedings in the normal course of business, there are no material legal proceedings to which the Company or the Bank is a party or to which any of their property is subject, except for the matter discussed below.

         On December 12, 1997, the Company commenced an action against three directors, Marshall Reynolds, Jeanne Hubbard and Robert Shell, Jr., and certain other shareholders, in United States District Court for the District of Columbia seeking relief in various counts to enjoin the defendants from voting their shares at the shareholders meeting scheduled to vote on the acquisition of Ballston Bancorp, Inc., and for other relief. That complaint, in various counts, alleged that the defendants had violated federal securities laws by inter alia, failing to file a complete and accurate Schedule 13D, and soliciting of shareholder proxies unlawfully by failing to file proxy solicitation material with the

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



Securities and Exchange Commission. The complaint also alleged that the director defendants breached their fiduciary duties by opposing the acquisition after they had voted for it agreeing to use their best efforts to bring it to fruition and caused the Company to enter into a binding definitive agreement with Ballston. On December 16, 1997, the District Court denied the Company's motion for a preliminary injunction and, as described elsewhere, a majority of the shareholders voted against the acquisition. Subsequently, on January 23, 1998, the Company filed an amended complaint against the same defendants, and joined Ferris, Baker, Watts, Inc., an investment banking firm, alleging that it also participated in an unlawful solicitation of proxies. That complaint seeks damages of not less than $10 million. The defendants have not answered the complaint. An answer is due on April 6, 1998. It is believed that the defendants will deny the allegations. The defendants may choose to assert counterclaims against the Company and/or its other directors. The action was authorized by a unanimous vote of a Special Committee of the Board of Directors consisting of the seven directors not named as defendant directors. The consent solicitation filed by directors Reynolds, Hubbard and Shell on March 11, 1998 and referred to below, discloses that a principal purpose of the solicitation and reorganization of the board is to cause the Company to drop the lawsuit. The consent solicitation discloses that the director defendants have a conflict of interest in taking such action.

         On December 30, 1997, Mr. Reynolds and certain related stockholders (the "Reynolds Group") filed an amendment to their report of beneficial ownership on Schedule 13D originally filed on May 1, 1995 and subsequently amended, which amendment stated, among other things, that the Reynolds Group may seek to effect a change in the composition of the Board of Directors of the Company. Subsequently, on March 11, 1998, Mr. Reynolds, his wife and two other director/stockholders, Jeanne D. Hubbard and Robert L. Shell, Jr., filed a preliminary consent solicitation statement with the Securities and Exchange Commission, relating to their proposed solicitation of consents for the removal of four directors - Barbara Davis Blum, Clarence L. James, Jr., Shireen L. Dodson and Susan Hager - and the election of four new directors to fill the vacancies created by the removal of the four directors. The Reynolds Group also filed another amendment to Schedule 13D on March 11, 1998 relating to the efforts to effect the change in the membership of the Board of Directors of the Company. Both the preliminary consent solicitation statement and the amendment to Schedule 13D stated that it is the intent of the Reynolds Group to dismiss the lawsuit upon a change of control. As of April 22, 1998, to the best of management's knowledge, the consent solicitation materials are still undergoing review by the staff of the Securities and Exchange Commission.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Banking Transactions

         The Bank has had, and it is expected that it will have in the future, banking transactions in the ordinary course of business with the Company's directors, officers and their associates on substantially the same terms, including interest rates, collateral and payment terms on extensions of credit, as those prevailing at the same time for comparable transactions with others. In the opinion of Management these transactions did not in 1997 involve more than a normal risk of collectibility or present other unfavorable features.

         As of April 3, 1998, the aggregate principal amount of indebtedness to the Bank owed by officers and directors of the Company and their associates on that date was approximately $154,000. The highest aggregate principal amount owed during 1997 by all officers and directors of the Company and their associates who were indebted to the Bank during the year was approximately $421,000.


Other Transactions

         The Company has engaged in transactions in the ordinary course of business with some of its directors, officers, principal stockholders and their associates. Management believes that all such transactions are made on the same terms as those prevailing at the time with other persons. During 1995 and 1996, the Company engaged Hager Sharp, Inc., of which Susan Hager, a director of the Company, is President, to provide public relations services. For the fiscal year ended December 31, 1997 and 1996, the Company paid Hager Sharp, Inc. $0 and $5,000, respectively, for such services.



                                     Abigail Adams National Bancorp, Inc.
                                     Barbara Davis Blum
                                     Shireen L. Dodson
                                     Susan Hager
                                     Clarence L. James, Jr.
                                     Steve Protulis
                                     Dana Stebbins
                                     Susan Williams


April __, 1998


                                       17